Exhibit 10.25

MERRIMACK PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION AND REIMBURSEMENT POLICY

Effective upon the effective date of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 8, 2011 relating to the registration under the Securities Act of 1933, as amended, of shares of common stock of Merrimack Pharmaceuticals, Inc. (the “Company”), each of the Company’s non-employee directors shall be entitled to the following compensation for their services to the Company’s Board of Directors (the “Board”) and the committees of the Board:

Board Service

•                  An annual cash retainer for Board service of $25,000, except that the chairman of the Board, to the extent that he or she is a non-employee director, shall receive an annual cash retainer of $47,500.

•                  A cash fee of $2,000 for each meeting of the Board that each non-employee director attends.

•                  An annual stock option grant with a grant date fair value of approximately $90,500, except that the chairman of the Board, to the extent that he or she is a non-employee director, shall receive an annual stock option grant with a grant date fair value of approximately $113,125.

Audit Committee Service

•                  A cash fee of $1,700 per meeting of the Audit Committee that each non-employee director attends, except that the non-employee director who serves as the chairman of the Audit Committee shall receive a cash fee of $3,000 per meeting of the Audit Committee that he or she attends.

Organization and Compensation Committee Service

•                  A cash fee of $1,000 per meeting of the Organization and Compensation Committee that each non-employee director attends, except that the non-employee director who serves as the chairman of the Organization and Compensation Committee shall receive a cash fee of $2,500 per meeting of the Organization and Compensation Committee that he or she attends.

Corporate Governance and Nominating Committee Service

•                  A cash fee of $750 per meeting of the Corporate Governance and Nominating Committee that each non-employee director attends, except that the non-employee director who serves as the chairman of the Corporate Governance and Nominating Committee shall receive a cash fee of $1,000 per meeting of the Corporate Governance and Nominating Committee that he or she attends.

Executive Committee Service

•                  A cash fee of $1,000 per meeting of the Executive Committee that each non-employee director attends, except that the chairman of the Executive Committee, to the extent that he or she is a non-employee director, shall receive a cash fee of $1,500 per meeting of the Executive Committee that he or she attends.

In addition, each of the Company’s non-employee directors shall be reimbursed for travel, lodging and other reasonable expenses incurred in connection with attending meetings of the Board and committees of the Board.